Exhibit 10.1

TWELFTH AMENDMENT TO LOAN AGREEMENT

THIS TWELFTH AMENDMENT TO LOAN AGREEMENT is made as of the 14th day of February, 2013 (the "Agreement"), by and among RANOR, INC., a corporation organized under the State of Delaware with its chief executive office, principal place of business and mailing address at One Bella Drive, Westminster, Massachusetts 01473 (the "Borrower") and SOVEREIGN BANK, N.A., a national banking association (formerly known as Sovereign Bank) with a place of business at 115 Asylum Street, Hartford, Connecticut 06103 (the "Lender").

WITNESSETH:

WHEREAS, Lender and Borrower entered into a certain loan transaction in the amount of up to $9,000,000.00 as evidenced by a Loan and Security Agreement dated February 24, 2006, as amended from time to time (the "Loan Agreement"); and

WHEREAS, the obligations of the Borrower under the Loan Agreement are evidenced by a certain Amended and Restated Revolving Promissory Note in the amount of $2,000,000 (the "Revolving Note") from Borrower to the order of Lender dated as of August 1, 2011, a certain $3,000,000 CapEx Promissory Note dated December 19, 2008 (the "CapEx Note"), a certain $1,900,000 Staged Advance Note dated as of March 29, 2010 from Borrower to Lender (collectively, the "Note"); and

WHEREAS, Borrower has requested and Lender has agreed to make certain other modifications to the Loan Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing, and in consideration of $1.00 and other valuable consideration received to the full satisfaction of the Borrower, the Borrower and the Lender hereby agree as follows:

1. The Maturity Date of the Revolving Note is hereby amended and revised to July 31, 2013. All references to the term "Maturity Date" for the Revolving Note in the Loan Agreement shall be deemed to be July 31, 2013.

2. Lender hereby waives Borrower's failure to comply with the Fixed Charge Coverage Ratio and the Interest Coverage Ratio covenants at December 31, 2012. The foregoing waiver is on a one-time only basis.

3. Section 5.10 of the Loan Agreement is hereby amended and restated as follows:

"5.10. Financial Covenants. The Borrower hereby covenants that it shall not:

(a) Fixed Charge Coverage Ratio. Permit Earnings Available for Fixed Charges to be less than 125% of Fixed Charges. This calculation shall be (i) be measured against the consolidated financial performance with Borrower and its parent, Techprecision Corporation ("Parent"), as set forth in the financial statements required to be delivered to the Lender pursuant to Section 6.5 hereof, which statements shall be prepared on a consolidated basis with the Parent; and (ii) tested on a trailing 3-month basis for the fiscal quarter ended March 31, 2013; a trailing 6-month basis for the fiscal quarter ended June 30, 2013; a trailing 9-month basis for the fiscal quarter ended September 30, 2013; and quarterly on a trailing 12-month basis at December 31, 2013 and each quarter thereafter,

(b)  Interest Coverage.  Permit the Interest Coverage Ratio to be less than 2:1 as at the end of each fiscal quarter. This calculation shall be (i) be measured against the consolidated financial performance with Borrower and its parent, Techprecision Corporation ("Parent"), as set forth in the financial statements required to be delivered to the Lender pursuant to Section 6.5 hereof, which statements shall be prepared on a consolidated basis with the Parent; and (ii) tested on a trailing 3-month basis for the fiscal quarter ended March 31, 2013; a trailing 6-month basis for the fiscal quarter ended June 30, 2013; a trailing 9-month basis for the fiscal quarter ended September 30, 2013; and quarterly on a trailing 12-month basis at December 31, 2013 and each quarter thereafter.

(c) Leverage Ratio. Borrower will not permit its Leverage Ratio to be greater than 2.0 to 1.0, at any time, tested quarterly.

For the purpose of this Section 5.10, (i) the following definitions shall apply (terms not otherwise defined herein shall have the meaning ascribed to them under GAAP), and (ii) references to the Borrower shall also include the Parent to the extent consolidated with the Parent on the financial statements:

"Capital Expenditures" - for any period, the sum of (i) all expenditures that, in accordance with GAAP, are required to be included in land, property, plant or equipment or similar fixed asset account (whether involving real or personal property) and (ii) Capital Lease Obligations incurred during such period (excluding renewals of Capital Leases).

"Capital Lease" - any lease of property by Borrower, as lessee, that, in accordance with GAAP, would be capitalized on a balance sheet.

"Capital Lease Obligations" - the aggregate capitalized amount of the obligations of Borrower under all Capital Leases.

"Earnings Available for Fixed Charges" - for any period, EBIT plus all amounts deducted in computing net income in respect of depreciation and amortization, less dividends and distributions less non-financed Capital Expenditures less cash taxes paid plus rent.

"EBIT" means the total of (i) net earnings of Borrower plus (ii) all amounts deducted in computing such net income in respect of (a) interest expense on indebtedness and (b) taxes based upon or measured by income, as each such item is determined in accordance with GAAP.

"Fixed Charges"- for any period, the aggregate amount of the Borrower's total interest expense for the period in question, plus scheduled and required payments of principal on long term indebtedness paid or payable for such period, including but not limited to, amounts paid during such period under capital lease and subordinated debt.

"GAAP" - means generally accepted accounting principles in the United States of America, as in effect on the date of the preparation and delivery of the financial statements described in Section 6 and consistently followed, without giving effect to any subsequent changes other than changes consented to in writing by the Lender.

"Intangible Assets" - means assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights.

"Interest Coverage Ratio" means for any period, the ratio of EBIT to Borrower's current interest payments due during such period on Indebtedness for borrowed money.

"Leverage Ratio" means the ratio of (a) the total liabilities that would be shown on the balance sheet of the Borrower as of any date, to (b) the Borrower's Tangible Net Worth at such date

"Net Worth" means at any date, all amounts that would, in conformity with GAAP be included as shareholders' equity on a balance sheet.

6. As inducement for Lender to enter into this Agreement, on the date hereof, Borrower shall pay to Lender a fee equal to $7,500 and the Borrower shall deposit with Lender $840,000 and pledge this account ("$840,000 Cash Collateral Account") to Lender to secure the Borrower's Obligations. Provided the Borrower satisfies the Financial Covenants at June 30, 2013, and no other default exists under the Loan Documents then the Lender shall release the $840,000 Cash Collateral Account.

7. Except as modified herein, the Loan Agreement shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be executed as of the date first set forth above.

LENDER:
SOVEREIGN BANK, N.A.
By: /s/ Todd Mandella
Todd Mandella
Its Vice President
Duly Authorized
BORROWER:
RANOR, INC.
By: /s/ Robert Francis
Robert Francis,
Its President and General Manager
Duly Authorized

The foregoing has been read and consented to by the following Guarantor:

TECHPRECISION CORPORATION f/k/a LOUNSBERRY HOLDINGS II, INC.
By: /s/ Richard Fitzgerald
Richard Fitzgerald
Its Chief Financial Officer
Duly Authorized